EXHIBIT 99.1

XFORMITY ADDS MAJOR FOOD SERVICE FRANCHISOR
TO ITS CUSTOMER ROSTER

Dallas, April 6th, 2006- XFormity, Inc., a wholly-owned subsidiary of XFormity Technologies, Inc. (XFMY.OB) announced today that it has signed an agreement with a major food service franchisor to provide XFormity's business intelligence solution, QSRx, to all of the franchisor's corporate-owned restaurants in North America.  Upon completion of modifications and deployment, XFormity's customer base will initially grow from its present 1,181 restaurants to over 2,000 restaurants.  A formal announcement will follow shortly.

About XFormity Technologies

XFormity Technologies, Inc., designs and manages Integrated Business Intelligence solutions as a hosted service, with a focus in the Quick Service Restaurant industry. The Company, along with its strategic partner SEI, is able to rapidly roll out flexible, extensible solutions to offer an immediate ROI to the customer. More information about XFormity (OTC Bulletin Board: XFMY) is available at www.xformity.com.

Safe Harbor for Forward Looking Statements

The statements contained in this press release may include certain projections and forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements involve a number of risks and uncertainties. Such statements reflect the company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such expectations will be achieved and that actual results could differ materially from those described. Actual results of future operations of XFormity Technologies, Inc. may differ materially from those indicated by these forward looking statements as a result of various important factors, including, but not limited to, those discussed in the Risk Factors sections of reports filed by XFormity Technologies, Inc. with the Securities and Exchange Commission.

For more information

XFormity, Inc.
Mark Haugejorde (972) 661-1200 x 306 markh@xformity.com